Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Cash Advance Reports Earnings Per Share of $0.11 for the Second Quarter

SPARTANBURG, S.C., July 29, 2009 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the six months and quarter ended June 30, 2009.

For the six months ended June 30, 2009, total revenues decreased 6.4% to $306.5 million, compared to $327.6 million for the same period in 2008. Total revenues for the quarter ended June 30, 2009 decreased 7.4% to $150.1 million, compared to $162.1 million for same period in 2008. These comparisons include the results of operations in Arkansas and New Mexico, states the Company exited in 2008, as well as operations in New Hampshire, a state in which the Company ceased making advances in January 2009. Revenue from these states for the six months and quarter ended June 30, 2008 were $6.5 million and $2.9 million respectively. In addition, as a result of a new Ohio law enacted in November 2008, the contribution to revenues from our centers in Ohio has decreased dramatically.  Revenue from Ohio declined by $12.7 million and $5.2 million, for the six months and quarter ended June 30, 2009, respectively, compared to the same periods in 2008.

Excluding revenues from Arkansas, New Mexico, New Hampshire and Ohio for both the six months and quarter ended June 30, 2009, total revenues decreased by 0.7% and 2.7% respectively from the same periods in 2008.  For the quarter ended June 30, 2009, total revenues for the centers opened prior to April 1, 2008 and still open as of June 30, 2009 decreased 4.1% compared to the same period in 2008.

The provision for doubtful accounts as a percentage of total revenues for the six months ended June 30, 2009 was 17.7%, compared to 15.6% for the same period in 2008. For the quarter ended June 30, 2009, the provision for doubtful accounts as percentage of total revenues was 22.0%, compared to 18.6% for the same period in 2008. The increase in the provision for doubtful accounts for both the six months and quarter ended June 30, 2009 was primarily a result of a higher loss reserve for a new open-ended line of credit product that the Company began offering in Virginia in late 2008. In addition, the Company sold approximately $2.2 million of written-off receivables during the quarter ended June 30, 2009, compared to $0.5 million during the same period in 2008.

For the quarter ended June 30, 2009, the Company’s advertising expense was $8.9 million or 6.0% of revenue, compared to $6.8 million or 4.2% of revenue for the same period in 2008. The Company expects its advertising expense for the year ending December 31, 2009 to be between 3.0% and 3.5% of revenue.

Center expenses for the six months and quarter ended June 30, 2009 were $237.5 million and $125.5 million, respectively, compared to $245.9 million and $126.2 million for the same periods in 2008. Excluding the provision for doubtful accounts and advertising expense for the quarter ended June 30, 2009, center expenses decreased by $5.7 million or 6.3% compared to the same period in 2008, primarily due to center consolidation and cost control initiatives.

Center gross profit decreased 15.5% to $69.1 million in the first six months of 2009, from $81.7 million in the same period of 2008. For the quarter ended June 30, 2009, center gross profit decreased 31.3% to $24.7 million, from $35.9 million for the quarter ended June 30, 2008. During the first six months of 2009, the Company closed 165 centers in 26 different states and 1 center in the United Kingdom, of which approximately 105 centers were closed during the quarter ended June 30, 2009. As a result, the Company had approximately $5.1 million and $1.7 million of center closing costs during the six months and quarter ended June 30, 2009, respectively, compared to $1.1 million and $0.2 million during the same periods in 2008.  As of June 30, 2009, the Company had an operating network of 2,635 centers and 78 limited licensees in 33 states, the United Kingdom, and Canada.

For the six months ended June 30, 2009, general and administrative expenses were $27.9 million, compared to $32.4 million for the same period in 2008, a decrease of 13.9%.  General and administrative expenses for the quarter ended June 30, 2009 were $13.8 million compared to $16.0 million for the same quarter in 2008, a decrease of 13.8%. The decrease in general and administrative expenses is primarily due to lower public and government relations expenses in addition to the Company’s continued emphasis on controlling costs.

For the quarter ended June 30, 2009, the Company’s income tax expense decreased to 23.5% of income before taxes, compared to 43.8% during the same period in 2008, primarily due to the reduction in state taxes as a result of claims filed for recovery of taxes recognized in prior years.

Net income for the first six months of 2009 decreased 9.5% to $21.8 million, compared to $24.1 million for the same period in 2008. Net income for the quarter ended June 30, 2009 decreased 28.4% to $6.6 million, compared to $9.3 million for the same period in 2008.

Diluted earnings per share were $0.35 for the six months ended June 30, 2009, compared to diluted earnings per share of $0.36 for the same period in 2008. For the quarter ended June 30, 2009, diluted earnings per share were $0.11 for the quarter ended June 30, 2009, compared to diluted earnings per share of $0.14 for the same period in 2008.

Commenting on the results of the second quarter of 2009, Advance America’s President and Chief Executive Officer, Ken Compton, said, “We are pleased with Advance America’s ability to deliver solid financial results for our shareholders during what continues to be a very difficult economic climate. Despite rising unemployment and other key indicators that show our country is in a prolonged recession, we have been able to mitigate the effects on our operations by carefully managing our business and restraining costs, while continuing to offer our customers highly-valued products and services. Amid a complex consumer lending landscape, we provide our customers simple, convenient, and transparent short-term credit and other financial services that meet their distinct needs. Our results once again validate our products and services in a competitive marketplace and underscore the importance to consumers of having viable, cost-competitive alternatives to choose from when they encounter short-term financial challenges.”

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend will be payable on September 4, 2009, to stockholders of record as of August 25, 2009.

As of June 30, 2009, the Company had returned approximately $363.6 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

The Company will discuss these results during a conference call on Thursday, July 30 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (888) 452-4007. This call will also be webcast live and can be accessed at Advance America’s website

www.advanceamerica.net.  An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 4331766) until August 6, 2009.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,635 centers and 78 limited licensees in 33 states, the United Kingdom and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net.

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2008 and 2009

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Total Revenues	$162,142	$150,124	$327,598	$306,517

Center Expenses:
Salaries and related payroll costs	49,305	45,404	100,706	92,917
Provision for doubtful accounts	30,225	33,012	51,005	54,110
Occupancy costs	24,605	23,247	50,029	48,020
Center depreciation expense	4,228	3,260	8,523	6,983
Advertising expense	6,844	8,935	9,990	11,116
Other center expenses	11,041	11,606	25,636	24,312
Total center expenses	126,248	125,464	245,889	237,458
Center gross profit	35,894	24,660	81,709	69,059

Corporate and Other Expenses (Income):
General and administrative expenses	16,009	13,798	32,384	27,869
Corporate depreciation expense	792	679	1,560	1,367
Interest expense	2,529	1,595	5,217	3,294
Interest income	(29)	(17)	(70)	(34)
(Gain)/Loss on disposal of property and equipment	92	(80)	218	(47)
Loss on impairment of assets	—	—	236	2,209
Income before income taxes	16,501	8,685	42,164	34,401
Income tax expense	7,227	2,043	18,086	12,616
Net income	$9,274	$6,642	$24,078	$21,785

Net income per common share - basic	$0.14	$0.11	$0.36	$0.36
Weighted average number of shares outstanding - basic	64,508	60,865	67,586	60,862

Net income per common share - diluted	$0.14	$0.11	$0.36	$0.35
Weighted average number of shares outstanding - diluted	64,512	61,657	67,607	61,545

Consolidated Balance Sheets

December 31, 2008 and June 30, 2009

(in thousands, except per share data)

	December 31,	June 30,
	2008	2009
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$16,017	$14,754
Advances and fees receivable, net	220,115	194,785
Deferred income taxes	13,008	13,008
Other current assets	15,721	23,761
Total current assets	264,861	246,308
Restricted cash	4,633	7,681
Property and equipment, net	46,091	37,466
Goodwill	126,661	127,182
Other assets	4,764	4,366
Total assets	$447,010	$423,003

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,977	$12,085
Accrued liabilities	33,917	30,369
Income taxes payable	1,625	—
Accrual for third-party lender losses	3,960	3,853
Current portion of long-term debt	545	563
Total current liabilities	54,024	46,870
Revolving credit facility	189,817	158,235
Long-term debt	4,590	4,356
Deferred income taxes	22,311	22,311
Deferred revenue	4,791	3,671
Other liabilities	218	277
Total liabilities	275,751	235,720

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 61,087 shares outstanding at December 31, 2008;
96,821 shares issued and 61,649 shares outstanding at June 30, 2009	968	968
Paid in capital	288,635	289,498
Retained earnings	143,961	158,042
Accumulated other comprehensive loss	(2,585)	(1,663)
Common stock in treasury (35,734 shares at cost at December 31, 2008;
35,172 shares at cost at June 30, 2009)	(259,720)	(259,562)
Total stockholders’ equity	171,259	187,283
Total liabilities and stockholders’ equity	$447,010	$423,003